APPENDIX "B"
                                       TO
                             THE CUSTODIAN AGREEMENT
                                     BETWEEN
         FORWARD FUNDS, INC. on behalf of the Funds listed on Appendix B
                                       and
                          BROWN BROTHERS HARRIMAN & CO.

                           Dated as of April 30, 1999



The following is a list of Funds for which the Custodian shall serve under a Custodian Agreement dated as of March 2, 1998 to provide custodial services to the Funds. (the "Agreement"):


                                 The U.S. Equity Fund
                        The Global Asset Allocation Fund
                              The Global Bond Fund
                          The International Equity Fund
                         The Real Estate Investment Fund
                       The Small Capitalization Equity Fund




IN WITNESS WHEREOF, each of the parties hereto have caused this Appendix to be executed in its name and on behalf of each such Fund.


Forward Funds, Inc.
On behalf of each Fund
listed above                                BROWN BROTHERS HARRIMAN & CO.



By:____________________                     By:________________________________
Name:                                       Name:
Title:                                      Title: